Exhibit 10.19

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) dated as of August 31, 2012 (the “Effective Date”), is by and among Vertex Energy, Inc., a Nevada corporation (the “Protected Party”), Vertex Holdings, L.P., a Texas limited partnership (“Holdings”), B & S Cowart Family L.P., a Texas family liability partnership (“B&S LP” and together with Holdings, the “Sellers”), Benjamin P. Cowart, an individual (“Cowart”), Chris Carlson, an individual (“Carlson”), and Greg Wallace, an individual (“Wallace” and together with the Sellers, Cowart and Carlson, the “Restricted Parties” and each a “Restricted Party”). The Protected Party and each of the Restricted Parties are each individually referred to herein as a “Party” and together collectively referred to herein as the “Parties”.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Protected Party purchased from the Sellers all of the issued and outstanding units representing membership interests (the “Units”) of Vertex Acquisition Sub, LLC, a Nevada limited liability company (“Target”), pursuant to that certain Unit Purchase Agreement dated as of August 14, 2012 (together with the exhibits and schedules thereto, and the documents and instruments to be delivered pursuant thereto, the “Purchase Agreement”) by and among the Protected Party, Target and the Sellers;

WHEREAS, as a material inducement to the Protected Party to enter into the Purchase Agreement and consummate the transactions contemplated thereunder, the Protected Party requires that the Restricted Parties agree not to compete with or against the Protected Party or any of its Affiliates in the Business (as defined below) in the Protected Area (as defined below) during the Term (as defined below) pursuant to the terms of this Agreement; and

WHEREAS, each Restricted Party will derive substantial direct and indirect benefits from the transactions contemplated in the Purchase Agreement, including such Restricted Party’s direct or indirect percentage share of the Purchase Price.

NOW, THEREFORE, in consideration of the foregoing, the premises, and the mutual covenants and agreements set forth below and in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Defined Terms. As used in this Agreement:

1.1.1           “Affiliate” means (a) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, or (b) any Person in which Restricted Party is an officer, director, employee, manager, advisor, consultant or broker.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than twenty percent (20%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

1.1.2           “Business” means the business of transporting, storing, processing and refining petroleum products, crudes and used lubricants.

1.1.3           “Competition” means directly or indirectly conducting, controlling or participating in the Business, either independently or in association with any Affiliate of the Restricted Parties, excluding any activities conducted by the Protected Party.

1.1.4           “Person” means any individual, corporation, partnership, limited liability company, trust, estate or any other entity.

1.1.5           “Protected Area” means the States of Alabama, Arkansas, Arizona, California, Florida, Georgia, Iowa, Illinois, Kentucky, Louisiana, Michigan, North Carolina, Nevada, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee and Texas.

1.1.6           “Term” means the period beginning as of the date hereof and ending on the fifth anniversary of the date hereof, inclusive of that date.

1.2           Other Defined Terms.  Capitalized terms used herein but not defined have the meanings assigned to such terms in the Purchase Agreement.

ARTICLE II

NON-COMPETITION

2.1           Covenant Not to Compete.  Each Restricted Party agrees that during the Term, neither such Restricted Party nor any of its Affiliates shall directly or indirectly, for any Restricted Party’s or its respective Affiliate’s account, engage (or assist any other Person) in Competition with the Protected Party or any Affiliate of the Protected Party in the Protected Area or enter into discussions or negotiations to do any of the foregoing.  Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the Restricted Parties may own or hold, as a passive investment, not more than two percent (2%) of the outstanding securities of any Person engaged in the Business in the Protected Area if the securities of such Person are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

2.2           Affiliates of Restricted Parties.  At all times during the Term of this Agreement, each Restricted Party shall cause its Affiliates to comply with the terms of this Agreement as if such Affiliates were a “Restricted Party” under this Agreement.

ARTICLE III

NON-SOLICITATION

3.1           Non-Solicitation.  Each Restricted Party agrees that during the Term, neither such Restricted Party nor any of its Affiliates shall: (a) solicit, induce or attempt to induce, persuade or entice any employee of Target or its Subsidiaries that was an employee of Target or its Subsidiaries immediately prior to the Protected Party’s purchase of the Units and remained an employee of Target or its Subsidiaries immediately after the Protected Party’s purchase of the Units to leave such Person’s employ to work for a competitor of any such Person in the same or similar capacity as the employee worked for Target or its Subsidiaries at the time the Protected Party purchased the Units, provided, however, that this restriction shall not apply to any solicitations contained in an advertisement directed generally to the public or the trade; or (b) solicit, induce or attempt to induce any supplier of Target or its Subsidiaries who provided services to Target or its Subsidiaries in the twelve-month period immediately preceding the date hereof, to terminate, or otherwise alter, its relationship with Target or its Subsidiaries.  If any Restricted Party or any of its Affiliates is found to have breached any promise made in this Agreement, the Term shall automatically be extended by the period of time for which such Person was in breach so that the Protected Party is provided the benefit of the full Term.

ARTICLE IV

RELIEF

4.1           Restrictions Reasonable.  Each Restricted Party acknowledges that the Term, the Protected Area and the nature of the restrictions agreed upon pursuant to this Agreement are reasonable and necessary for the protection of the Protected Party and its Affiliates.  It is expressly understood that if a court of competent jurisdiction shall find the foregoing restrictive covenants to be invalid or unenforceable by reason of being too broad in scope, then any or all of such invalid or unenforceable provisions shall be amended by said court so as to cause said restrictive covenant to be valid and enforceable to the fullest extent permitted by law.

4.2           Injunctive Relief.  The Restricted Parties agree and acknowledge that a remedy at law for any breach or attempted breach of this Agreement hereof will be inadequate and that any such breach or attempted breach will result in irreparable harm to the Protected Party and its Affiliates for which no adequate remedy at law exists.  Accordingly, the Protected Party shall, in addition to any other remedy that may be available, be entitled to obtain injunctive relief and specific performance, including temporary restraining orders, preliminary injunctions and permanent injunctions, requiring compliance with the terms of this Agreement.

4.3           Attorney’s Fees.  If any suit or other action is brought with respect to the interpretation or enforcement of this Agreement, the prevailing Party shall be entitled to receive, among other remedies, reimbursement for its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees.

ARTICLE V

GENERAL TERMS

5.1           Acknowledgement.  The Restricted Parties acknowledge and agree that this Agreement, including the rights, covenants, restrictions and remedies set forth in ARTICLE II, ARTICLE III and ARTICLE IV above, (a) are ancillary to and part of the consummation of the transactions described in the Purchase Agreement, (b) contain reasonable limitations as to time, geographical area and scope of activity, (c) do not impose a greater restraint than is necessary to protect the goodwill and other business interests in and to the Units and the Business transferred at Closing by the Sellers under the terms of the Purchase Agreement, (d) comply with and are enforceable as of the date hereof under Section 15.50 et. seq. of the Texas Business and Commerce Code and (e) are an essential element of Buyer’s agreeing to acquire the Units and to pay the Purchase Price directly or indirectly to each Restricted Party as set forth in the Purchase Agreement, and that Buyer would not have done so but for the agreement by each Restricted Party to comply with the terms and provisions hereof.  The Restricted Parties agree and acknowledge that on and after the date hereof they have and shall derive substantial direct and indirect benefit from the transaction contemplated by the Purchase Agreement, including the direct or indirect receipt of such Restricted Parties’ percentage share of the Purchase Price.

5.2           Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Texas.

5.3           Consent to Jurisdiction and Service of Process.  The Parties submit to the exclusive jurisdiction of the state courts located in Houston, Texas or the courts of the United States located in Houston, Texas in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense, in any Action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper.  Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 5.8.

5.4           Waiver of Jury Trial.  Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party herein irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated in this Agreement.  Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such Party understands and has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.4.

5.5           Non-Circumvention.   No Restricted Party or any Affiliate of any Restricted Party shall enter into any agreement, contract or arrangement with any Affiliate or third party with respect to the State of Texas or take any other action or enter into or cause an Affiliate to enter into any alternative transaction with the purpose of circumventing the intent and obligations of the Parties hereunder.

5.6           Entire Agreement.  This Agreement, the Purchase Agreement and the other Transaction Documents constitute the entire understanding among the Parties, their respective members, partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions and prior agreements and understandings relating to such subject matter.

5.7           Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

5.8           Notices.  All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to the Restricted Parties:

c/o Vertex Holdings, L.P.
1331 Gemini Street, Suite 250
Houston, TX 77058
Facsimile:  (281) 486-0217
Attention:  Benjamin P. Cowart and Chris Carlson

If to the Protected Party:

Vertex Energy, Inc.
1331 Gemini Street, Suite 250
Houston, TX 77058
Facsimile:  (281) 486-0217
Attention:  David L. Phillips, Director and Chairman,
Related Party Transaction Committee

5.9           Amendments and Waivers.  Except for waivers specifically provided for in this Agreement, this Agreement may not be modified or amended nor any rights hereunder waived except by an instrument in writing signed by all Parties that specifically references this Agreement, states that it is intended to modify or amend this Agreement or waive a right hereunder and specifies the provision(s) to be modified, amended or waived.  No waiver of, or consent to a change in, any provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.10           Severability.  The Parties hereby expressly agree and contract that it is not the intention of any Party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the Parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws.  In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the Parties agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the Parties as if originally set forth herein.

5.11           Counterpart Execution.  This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument.  It shall not be necessary for the Protected Party and the Restricted Parties to sign the same counterpart.  Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

5.12           Interpretation.  In this Agreement: (a) captions are for convenience only and shall not be considered a part of, or affect the construction or interpretation of, any provision of this Agreement; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and (e) “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date set forth above.

RESTRICTED PARTIES:

VERTEX HOLDINGS, L.P., a Texas limited partnership

By:           VTX, Inc., a Texas corporation, its general
 partner

By:           /s/ Benjamin P. Cowart
Name:      Benjamin P. Cowart, President

VTX, INC., a Texas corporation

By:           /s/ Benjamin P. Cowart
Name:      Benjamin P. Cowart, President

B & S COWART FAMILY L.P., a Texas limited partnership

By:	B&S Cowart Investments, LC, a Texas limited liability company, its general partner

By:           /s/ Benjamin P. Cowart
Name:      Benjamin P. Cowart, Manager

BENJAMIN P. COWART
                    /s/ Benjamin P. Cowart
Benjamin P. Cowart

CHRIS CARLSON
                    /s/ Chris Carlson
Chris Carlson

GREG WALLACE
                    /s/ Greg Wallace
Greg Wallace

PROTECTED PARTY:

VERTEX ENERGY, INC., a Nevada corporation

By:	/s/ David L. Phillips
Name:	David L. Phillips
Director and Chairman, Related Party Transaction Committee